Exhibit 99.1

March 30, 2010

Mr. Patrick Fahey
Frontier Bank
P.O. Box 2215
Everett, WA 98213-0215

Re:     Resignation from Frontier Bank and Frontier Financial Corporation

Dear Pat:

This is to advise you that I hereby immediately resign my positions as a director of Frontier Bank and as a director of Frontier Financial Corporation. My decision to resign as a director of the Frontier organizations was necessitated by your termination of my position as President of Frontier Bank on Monday, March 29, 2010. I cannot continue as a director in the face of this dismissal. My termination followed your improper demand that I refrain from exercising my employment right to earned vacation time for a family vacation during my children's Spring Break starting on March 31, 2010. I had earlier given you timely notification of my vacation schedule.

Very truly yours,

/s/ John J. Dickson
John J. Dickson